Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Nos. 333-92399, 333-102749 and 333-162845) on Form S‑8 of Con-way Inc. of our report dated June 18, 2015, with respect to the statements of net assets available for benefits of the Con-way Retirement Savings Plan as of December 31, 2014 and 2013, and the related statement of changes in net assets available for benefits for the year ended December 31, 2014 and the related supplemental schedule of assets (held at end of year) as of December 31, 2014, which report appears in the December 31, 2014 annual report on Form 11-K of the Con-way Retirement Savings Plan.

/s/ Kieckhafer Schiffer & Company LLP

Portland, Oregon
June 18, 2015